Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3D of our report dated November 5, 2015 on the consolidated financial statements of the property known as Cedarhurst of Collinsville as of and for the years ended December 31, 2014 and 2013, included in the Form 8-K/A Amendment No. 1, and our report dated January 20, 2016 on the statement of revenues and certain expenses of the property known as Madison Medical Plaza for the year ended December 31, 2014, included in the Form 8-K/A Amendment No. 1. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ WeiserMazars LLP

Ft. Washington, Pennsylvania

January 25, 2016